Exhibit 99.1

FOR IMMEDIATE RELEASE		February 24, 2012
Media Contact: Analyst Contacts:	Alan Bunnell, (602) 250-3376 Rebecca Hickman, (602) 250-5668 Geoffrey Wendt, (602) 250-5643
Website:	pinnaclewest.com

PINNACLE WEST REPORTS 2011 FOURTH-QUARTER

AND FULL-YEAR RESULTS

•                  Disciplined cost-management and strong operational performance benefit bottom line

•                  Pending regulatory settlement would produce benefits for both customers and shareholders

•                  2011 results exceed earnings guidance

PHOENIX - Pinnacle West Capital Corporation (NYSE: PNW) today reported consolidated on-going earnings of $12.1 million, or $0.11 per diluted share of common stock, for the quarter ended December 31, 2011. This result compares with on-going earnings of $5.2 million, or $0.05 per share, in the same 2010 period. The Company’s net income attributable to common shareholders for the 2011 fourth quarter was $12.6 million, or $0.11 per diluted share, compared with net income of $7.4 million, or $0.07 per share, for the same quarter a year ago.

For full-year 2011, Pinnacle West reported consolidated on-going earnings of $328.1 million, or $2.99 per share, as compared to $324.7 million, or $3.03 per share, a year ago. Consolidated net income attributable to common shareholders for 2011 was $339.5 million, or $3.09 per diluted share, compared with 2010 net income of $350.1 million, or $3.27 per diluted share.

On-going earnings exclude results of discontinued operations primarily related to the Company’s real estate activities and former energy services business. A reconciliation of reported earnings to on-going earnings is provided at the end of this release.

“Disciplined cost management, concentration on our core electricity business and superior operational performance by our dedicated employees — particularly in the areas of customer service, reliability and safety — produced sound financial results,” said Pinnacle West Chairman, President and Chief Executive Officer Don Brandt.

Brandt added that the Company’s 2011 results exceeded its earnings guidance. The Company had projected that on-going earnings would be near the top of its guidance range of $2.75 to $2.90 per share. The actual results were due, in part, to lower than expected operating and maintenance costs, and cooler than normal weather that increased retail sales in the fourth quarter by a similar amount as the year-ago period.

“We achieved a significant milestone with the proposed settlement of APS’s pending retail rate case,” said Brandt. “The agreement has broad support and contains provisions important to customers, shareholders and other stakeholders.” The settlement is pending approval by the Arizona Corporation Commission. APS and the other parties have requested the agreement take effect July 1, 2012.

Brandt cited additional examples of the Company’s recent achievements:

•                  In 2011, APS continued its top-tier customer satisfaction rating, maintained superior power plant performance, and provided its 1.1 million customers with record levels of service reliability.

•                  Standard & Poor’s Corporation (S&P) raised credit ratings in June for Pinnacle West and APS to BBB, up from BBB-, thus reducing borrowing costs and improving access to debt markets. S&P cited the companies’ stronger credit metrics, reduction in debt, improving regulatory environment and prudent financial management as contributing factors.

•                  APS also celebrated several renewable energy milestones as the AZ Sun Program (APS-owned solar energy) added 50 megawatts of new solar capacity, enough to serve more than 12,000 APS customers. With these plants, APS’s renewable energy portfolio now includes 423 megawatts with an additional 523 megawatts in development. New solar and wind plants to serve APS customers have created more than 2,400 design, engineering and construction jobs for Arizona.

The fourth-quarter on-going results comparison was positively impacted by the following major factors:

•                  A decrease in operations and maintenance expenses improved earnings by $0.06 per share, due largely to lower power plant maintenance costs as a result of more work being completed earlier in the year than in 2010; and to lower employee benefit costs, partially offset by higher customer service and energy delivery expenses. The variance excludes costs associated with renewable energy and energy efficiency programs, which are offset by comparable amounts of operating revenues.

•                  Higher transmission revenues improved earnings by $0.03 per share, primarily because of a retail transmission rate increase implemented in July 2011.

These positive factors were partially offset by the absence of tax benefits of $0.06 per share that were recorded in the 2010 fourth quarter, but were related to prior years.

APS, the Company’s principal subsidiary, recorded 2011 fourth-quarter net income attributable to common shareholder of $14.3 million versus net income of $7.8 million for the comparable 2010 quarter. For 2011 as a whole, APS net income attributable to common shareholder was $336.2 million compared with $335.7 million for 2010.

Conference Call and Webcast

Pinnacle West invites interested parties to listen to the live webcast of management’s conference call to discuss the Company’s 2011 fourth-quarter and full-year results, as well as recent developments, at 11 a.m. (ET) today, February 24. The webcast can be accessed at pinnaclewest.com/presentations and will be available for replay on the website for 30 days. To access the live conference call by telephone, dial (877) 407-8035 or (201) 689-8035 for international callers. A replay of the call also will be available until 11:59 p.m. (ET), Friday, March 2, 2012, by calling (877) 660-6853 in the U.S. and Canada or (201) 612-7415 internationally and entering account number 286, followed by conference ID number 386657.

General Information

Pinnacle West Capital, an energy holding company based in Phoenix, has consolidated assets of about $13.1 billion, more than 6,300 megawatts of generating capacity and about 6,700 employees in Arizona and New Mexico. Through its principal subsidiary, Arizona Public Service, the Company provides retail electricity service to more than 1.1 million Arizona homes and businesses. For more information about Pinnacle West, visit the Company’s website at pinnaclewest.com.

Dollar amounts in this news release are after income taxes.  Earnings per share amounts are based on average diluted common shares outstanding.  For more information on Pinnacle West’s operating statistics and earnings, please visit pinnaclewest.com/investors.

PINNACLE WEST CAPITAL CORPORATION

NON-GAAP FINANCIAL MEASURE RECONCILIATION

NET INCOME ATTRIBUTABLE TO COMMON SHAREHOLDERS

(GAAP MEASURE) TO ON-GOING EARNINGS (NON-GAAP FINANCIAL MEASURE)

	Three Months Ended December 31, 2011		Three Months Ended December 31, 2010
	Dollars in Millions	Diluted EPS	Dollars in Millions	Diluted EPS

Net Income Attributable to Common Shareholders	$12.6	$0.11	$7.4	$0.07
Less adjustments:
Discontinued real estate operations	(0.3)	—	(0.2)	—
Discontinued energy services business	(0.2)	—	(2.0)	(0.02)
On-going Earnings	$12.1	$0.11	$5.2	$0.05

	Twelve Months Ended December 31, 2011		Twelve Months Ended December 31, 2010
	Dollars in Millions	Diluted EPS	Dollars in Millions	Diluted EPS

Net Income Attributable to Common Shareholders	$339.5	$3.09	$350.1	$3.27
Less adjustments:
Discontinued real estate operations	1.2	0.01	6.0	0.05
Discontinued energy services business	(12.6)	(0.11)	(31.4)	(0.29)
On-going Earnings	$328.1	$2.99	$324.7	$3.03

NON-GAAP FINANCIAL INFORMATION

In this press release, we refer to “on-going earnings.” On-going earnings is a “non-GAAP financial measure,” as defined in accordance with SEC rules. We believe on-going earnings provide investors with a useful indicator of our results that is comparable among periods because it excludes the effects of unusual items that may occur on an irregular basis. Investors should note that these non-GAAP financial measures involve judgments by management, including whether an item is classified as an unusual item. We use on-going earnings, or similar concepts, to measure our performance internally in reports for management.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements based on our current expectations.  These forward-looking statements are often identified by words such as “estimate,” “predict,” “may,” “believe,” “plan,” “expect,” “require,” “intend,” “assume” and similar words. Because actual results may differ materially from expectations, we caution readers not to place undue reliance on these statements.  A number of factors could cause future results to differ materially from historical results, or from outcomes currently expected or sought by Pinnacle West or APS.  These factors include, but are not limited to:

•                  our ability to achieve timely and adequate rate recovery of our costs, including returns on debt and equity capital;

•                  our ability to manage capital expenditures and other costs while maintaining reliability and customer service levels;

•                  variations in demand for electricity, including those due to weather, the general economy, customer and sales growth (or decline), and the effects of energy conservation measures and distributed generation;

•                  power plant and transmission system performance and outages;

•                  volatile fuel and purchased power costs;

•                  fuel and water supply availability;

•                  regulatory and judicial decisions, developments and proceedings;

•                  new legislation or regulation including those relating to environmental requirements and nuclear plant operations;

•                  our ability to meet renewable energy and energy efficiency mandates and recover related costs;

•                  risks inherent in the operation of nuclear facilities, including spent fuel disposal uncertainty;

•                  competition in retail and wholesale power markets;

•                  the duration and severity of the economic decline in Arizona and current real estate market conditions;

•                  the cost of debt and equity capital and the ability to access capital markets when required;

•                  changes to our credit ratings;

•                  the investment performance of the assets of our nuclear decommissioning trust, pension, and other postretirement benefit plans and the resulting impact on future funding requirements;

•                  the liquidity of wholesale power markets and the use of derivative contracts in our business;

•                  potential shortfalls in insurance coverage;

•                  new accounting requirements or new interpretations of existing requirements;

•                  generation, transmission and distribution facility and system conditions and operating costs;

•                  the ability to meet the anticipated future need for additional baseload generation and associated transmission facilities in our region;

•                  the willingness or ability of our counterparties, power plant participants and power plant land owners to meet contractual or other obligations or extend the rights for continued power plant operations;

•                  technological developments affecting the electric industry; and

•                  restrictions on dividends or other provisions in our credit agreements and Arizona Corporation Commission orders.

These and other factors are discussed in Risk Factors described in Item 1A of the Pinnacle West/APS Annual Report on Form 10-K for the fiscal year ended December 31, 2011, which readers should review carefully before placing any reliance on our financial statements or disclosures.  Neither Pinnacle West nor APS assumes any obligation to update these statements, even if our internal estimates change, except as required by law.

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PINNACLE WEST CAPITAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

(dollars and shares in thousands, except per share amounts)

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	DECEMBER 31,		DECEMBER 31,
	2011	2010	2011	2010
Operating Revenues
Regulated electricity	$666,502	$653,626	$3,237,194	$3,180,678
Other revenues	1,390	3,806	4,185	8,521
Total	667,892	657,432	3,241,379	3,189,199

Operating Expenses
Regulated electricity fuel and purchased power	215,512	225,571	1,009,464	1,046,815
Operations and maintenance	228,632	230,605	904,286	870,185
Depreciation and amortization	107,504	106,673	427,054	414,479
Taxes other than income taxes	35,406	34,395	147,408	135,328
Other expenses	2,123	3,937	6,659	7,509
Total	589,177	601,181	2,494,871	2,474,316

Operating Income	78,715	56,251	746,508	714,883

Other
Allowance for equity funds used during construction	5,010	5,649	23,707	22,066
Other income	565	2,536	3,111	6,387
Other expense	(2,614)	(1,153)	(10,451)	(9,921)
Total	2,961	7,032	16,367	18,532

Interest Expense
Interest charges	58,744	62,237	241,995	244,174
Allowance for borrowed funds used during construction	(3,987)	(4,225)	(18,358)	(16,479)
Total	54,757	58,012	223,637	227,695

Income From Continuing Operations Before Income Taxes	26,919	5,271	539,238	505,720

Income Taxes	7,375	(5,013)	183,604	160,869

Income From Continuing Operations	19,544	10,284	355,634	344,851

Income From Discontinued Operations
Net of Income Taxes	446	2,217	11,306	25,358

Net Income	19,990	12,501	366,940	370,209

Less: Net income attributable to noncontrolling interests	7,426	5,151	27,467	20,156

Net Income Attributable To Common Shareholders	$12,564	$7,350	$339,473	$350,053

Weighted-Average Common Shares Outstanding - Basic	109,202	108,730	109,053	106,573

Weighted-Average Common Shares Outstanding - Diluted	110,077	109,224	109,864	107,138

Earnings Per Weighted-Average Common Share Outstanding
Income from continuing operations attributable to common shareholders - basic	$0.11	$0.05	$3.01	$3.05
Net income attributable to common shareholders - basic	$0.12	$0.07	$3.11	$3.28
Income from continuing operations attributable to common shareholders - diluted	$0.11	$0.05	$2.99	$3.03
Net income attributable to common shareholders - diluted	$0.11	$0.07	$3.09	$3.27

Amounts Attributable To Common Shareholders
Income from continuing operations, net of tax	$12,109	$5,155	$328,110	$324,688
Discontinued operations, net of tax	455	2,195	11,363	25,365
Net income attributable to common shareholders	$12,564	$7,350	$339,473	$350,053